UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): May 20, 2012

CHINA BIOLOGIC PRODUCTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34566	75-2308816
(State or other jurisdiction of	(Commission File No.)	(IRS Employer ID No.)
incorporation or organization)

18th Floor, Jialong International Building
19 Chaoyang Park Road
Chaoyang District, Beijing 100125
People’s Republic of China
(Address of Principal Executive Offices)

86 10 6598 3111
Registrant's telephone number, including area code

______________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

As previously disclosed, Mr. David (Xiaoying) Gao resigned from his posts in the Audit Committee, the Compensation Committee and the Governance and Nominating Committee of the board of directors (the “Board”) of China Biologic Products, Inc. (the “Company”), in connection with his assumption of the position of the Chief Executive Officer of the Company. In order to fill the vacancies in these Committees, the Board has elected Ms. Sandy (Han) Zhang, an independent director, to be a member of the Audit Committee, Prof. Wenfang Liu, an independent director, to be a member of the Compensation Committee, and Mr. Zhijun Tong, an independent director, to be a member of the Governance and Nominating Committee, effective on May 20, 2012. The Board has also elected Mr. Sean Shao, a current member of the Compensation Committee, to be the Chair of the Compensation Committee, effective on May 20, 2012. The Board has determined that Ms. Zhang meets NASDAQ’s financial sophistication requirements.

There is no family relationship between each of Ms. Zhang, Mr. Tong, Prof. Liu and Mr. Shao and any other directors or executive officers of the Company. In addition, there has been no transaction, nor is there any currently proposed transaction, between each of Ms. Zhang, Mr. Tong, Prof. Liu and Mr. Shao and the Company that would require disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 21, 2012	CHINA BIOLOGIC PRODUCTS, INC.

By: /s/ David (Xiaoying) Gao
David (Xiaoying) Gao
Chief Executive Officer